Exhibit 15.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-285402 and 333-291116) of Ferrovial SE of our report dated February 25, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F. /s/ PricewaterhouseCoopers Auditores, S.L. Madrid, Spain February 25, 2026